Exhibit 10.4
CHANGE IN CONTROL SEVERANCE AGREEMENT
BETWEEN
FPIC INSURANCE GROUP, INC.
AND
CHARLES DIVITA, III

THIS AGREEMENT, effective as of January 1, 2008, between FPIC Insurance Group, Inc., a Florida corporation (the “Company"), and Charles Divita, III, an individual (the "Executive")

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Severance Agreement dated as of December 8, 2006 (the “Prior Agreement”) and wish to terminate the Prior Agreement and to enter into this Agreement in replacement thereof; and

WHEREAS, the Executive is a valuable employee of the Company and an integral part of its management and a key participant in the decision making process relative to planning and policy for the Company; and

WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control (as hereinafter defined).

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.  Certain Definitions.

a.           "Board" shall mean the Board of Directors of the Company.

b.           "Cause" shall mean:

(i)           the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by the Executive, after reasonable efforts, to meet performance expectations) after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer or President of the Company or the Board that specifically identifies the manner in which such person or the Board believes that the Executive has not substantially performed the Executive's duties, or

(ii)           the willful engaging by the Executive in illegal conduct, fraud, misappropriation, or embezzlement that is injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Cause shall not exist unless the Board shall have given Executive written notice specifying the Cause alleged to exist, Executive shall have been granted a reasonable opportunity to respond to the notice, in writing, and in an appearance, with counsel, before the Board, and a determination shall thereafter be made by the Board to terminate the Executive’s employment for Cause at a meeting of the Board at which a quorum is present and by a vote of at least a majority of the entire then current membership of the Board.

c.           "Change in Control" shall mean the earlier of the following events:

(i)           either (A) receipt by the Company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company, or (B) actual knowledge by the Company of facts on the basis of which any Person is required to file such a report on Schedule 13D, or to file an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company;

(ii)           purchase by any Person, other than the Company or a wholly owned Subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act regardless of whether the Company or such Person would otherwise be subject to the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock regardless of whether the Company or such Person would otherwise be subject to the 1934 Act);

(iii)           either (A) the filing by any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company of a statement with the Florida Office of Insurance Regulation pursuant to § 628.461 of the Florida Statutes or a successor statutory provision, or (B) actual knowledge by the Company of facts on the basis of which any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company or a controlling company is required to file such a statement pursuant to § 628.461 or a successor provision;

(iv)           approval by the shareholders of the Company of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (B) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation that owns all of the common stock of the Company), or (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (D) any merger or consolidation of the Company where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the holders of the Company's common stock immediately prior to such merger or consolidation own at least 90% of the outstanding stock of such Person immediately after such merger or consolidation); or

(v)           a change in a majority of the members of the Board within a 24-month period unless the election or nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

d.           "Code" shall mean the Internal Revenue Code of 1986, as amended.

e.           "Constructive Discharge" shall mean any (i) material change by the Company of the Executive's position, functions, or duties to an inferior position, functions, or duties from that in effect on the date of this Agreement, (ii) assignment or reassignment by the Company of the Executive without the Executive's consent to another place of employment more than 50 miles from the Executive's current place of employment, or (iii)  reduction in the Executive's base salary or percentage target bonus opportunity.  The Company and the Executive, upon mutual written agreement, may waive any of the foregoing provisions with respect to an event that would otherwise constitute a Constructive Discharge.

f.           "Coverage Period" shall mean the period beginning on the Starting Date and ending on the Ending Date.  The "Starting Date" shall be the date on which a Change in Control occurs; provided, that if a Termination of Employment occurs prior to a Change in Control and in contemplation of a potential Change in Control or occurs at the request or direction of a third party in connection with a potential Change in Control, the “Starting Date” shall be the date immediately prior to such termination of employment.  The "Ending Date" shall be (i) in the case of a transaction described in subparagraph 1(c)(iv) of this Agreement, the earlier of (A) the date on which a public announcement is made by the Company that it has abandoned such transaction, or  (B) the date that is 36 full calendar months following the date on which the transaction is consummated, and (ii) in all other cases, the date that is 36 full calendar months following the date on which a Change in Control occurs.

g.           “Disability” shall mean the Executive's absence from the Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness.

h.           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

i.           "Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity.

j.           "Subsidiary" means, with respect to any Person, any other Person (i) whose securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such Person (excluding securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries, or (ii) a fifty percent (50%) interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries.

k.           “Termination of Employment,” or words of similar import in relation to the Executive’s employment by the Company, means the Executive’s ceasing to be employed by the Company or any of its Subsidiaries.  The Executive's cessation of employment  to become an employee of a Person of which the Company is a Subsidiary (or an employee of a Person of which a former Subsidiary of the Company is  a Subsidiary) or an employee of a Subsidiary of the Company shall not be considered a Termination of Employment for purposes of this Agreement.  The subsequent cessation of the Executive's employment with such Person or from such Subsidiary shall be considered a Termination of Employment for purposes of this Agreement.

2.           Termination of Prior Agreement; Term.

Effective at 12:00 midnight on December 31, 2007, the Prior Agreement is hereby terminated and of no further force or effect.  This Agreement shall be effective as of the date of this Agreement and shall continue thereafter until (i) the date of the Termination of Employment if such date is prior to the Coverage Period or (ii) if the Termination of Employment shall occur during the Coverage Period, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.

3.           Severance Benefit.

a.           If at any time during the Coverage Period a Termination of Employment is effected  by the Company for any reason other than Cause, death, or Disability, or by the Executive in the event of a Constructive Discharge, then the Company shall pay to the Executive  severance pay in a lump sum cash amount equal to two times the sum of Executive's (i) annual salary and (ii) target bonus opportunity for the current calendar year (or, if greater than the target bonus opportunity, the average of the annual bonuses for the three prior calendar years).  The Company shall also pay Executive any unpaid salary, unreimbursed expenses or benefits accrued to the date of Termination of Employment.  Also, in such event, the Executive shall be 100% vested in all stock options, stock appreciation rights, contingent stock, restricted stock and other long-term incentive awards.  Without limiting the generality of the foregoing, (x) all outstanding stock options shall become immediately exercisable, (y) all transfer restrictions on shares of restricted stock shall lapse, and (z) all performance shares or units shall become immediately earned, vested and payable at the level prescribed in the award agreement in the event of a Change in Control (as defined therein), with no transfer restrictions on any shares of stock issued on payment.

b.           Pursuant to paragraph 3(a) of this Agreement, the Executive may terminate his Employment in the event of a Constructive Discharge by providing written notice to the Company within ninety (90) days after the occurrence of such event, specifying the event relied upon for a Constructive Discharge.  Within ten days of receiving such written notice from the Executive, the Company may cure the event that constitutes a Constructive Discharge, in which event the Termination of Employment shall be of no force or effect.

c.           For a period commencing with the month in which Termination of Employment as described in paragraph 3(a) above shall have occurred, and ending twenty-four months thereafter, the Company shall continue to provide to the Executive all “benefits” as if the Executive were still employed during such period, at the same level of benefits that the Executive was receiving at Termination of Employment or at such higher level and at the same dollar cost as provided by the Company to the Executive as is available to all of the Company's senior executives generally; provided that, if and to the extent that providing or payment of such benefits shall not be permitted under any benefit plan, the Company shall pay or provide tax equivalent benefits on an individual basis within 60 days of Termination of Employment, subject to Paragraph 16 of this Agreement.  The benefits provided in accordance with this paragraph 3(c) shall be secondary to any comparable benefits provided by another employer.  As used herein, “benefits” shall include, but not be limited to: (i) automobile lease or allowance; (ii) health and dental benefits; (iii) life, short term

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disability and long term disability insurance; (iv) initiation fees, dues and assessments of membership in a club; and (v) participation in the Company’s retirement, savings and deferred compensation plans (including without limitation the FPIC Insurance Group, Inc. Defined Benefit Pension Plan; the Florida Physicians Insurance Company Excess Benefit Plan (or alternatively, if determined by the Board, Employer’s Supplemental Executive Retirement Plan) or any plan or arrangement adopted in lieu thereof; the FPIC Insurance Group, Inc. Defined Contribution (and Profit Sharing) Plan; and the FPIC Insurance Group, Inc. Deferred Compensation Plan, to the extent and in the form they remain in effect from time to time).  The Executive’s entitlement to such “benefits” shall be in accordance with the Company’s employee benefit plans and other applicable programs, policies, and practices then in effect, to be interpreted so that payment of such “benefits” does not violate Section 409A of the Code.

d.           In the event of any Termination of Employment described in paragraph 3(a), the Executive shall be under no obligation to seek other employment, and, except as provided in paragraph 3(c), there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or benefits attributable to any subsequent employment.

4.           INTENTIONALLY OMITTED

5.           Mediation and Arbitration.

Any dispute or controversy arising out of or in relation to this Agreement shall first be submitted to mediation in the City of Jacksonville, Florida in accordance with the Commercial Mediation Rules of the American Arbitration Association.  If mediation fails to resolve such dispute or controversy, then such dispute or controversy shall be determined and settled by arbitration in the City of Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The parties hereto agree to use good faith efforts to select a mediator and, if mediation fails to resolve such dispute or controversy, an arbitrator.  If the parties cannot agree upon a mediator or arbitrator, such mediator or arbitrator shall be selected in accordance with the relevant Commercial Rules of the American Arbitration Association then in effect.  The Company's mediation and arbitration expenses, as well as any litigation costs, including legal counsel and experts reasonably engaged, shall be paid by the Company.  The Executive's mediation and arbitration costs, as well as any litigation costs, including legal counsel and reasonable experts, shall be paid by the Company no later than 2 ½ months after the end of the calendar year in which such costs and expenses were incurred, provided, however, in the event the trier of fact determines the Executive's claims thereunder are made frivolously or in bad faith, the Executive shall immediately repay such litigation costs to the Company.  Any payments that would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Code.  Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to mediation or arbitration, such period shall automatically be extended by the number of days plus ten that are taken for the determination of that matter by the parties through mediation or otherwise by the arbitrator.

6.           Income Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.           Entire Understanding.

Except for the provisions of that certain employment agreement dated as of January 1, 2008 between the Executive and the Company and any compensation, incentive, indemnification, welfare benefit, retirement, or other arrangement, agreement or program (“Company Programs”) in effect from time to time, this Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof.  The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not affect (other than as expressly stated herein) or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement, including without limitation, any benefit or compensation provided under any of the Company Programs.

8.           Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

9.           Consolidation, Merger, or Sale of Assets.

If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, or if Executive ceases employment with the Company to become an employee of a Person of which the Company is a Subsidiary (or an employee of a Person of which a former Subsidiary of the Company is a Subsidiary) or an employee of a Subsidiary of the Company, the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

10.           Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if hand delivered or mailed, postage prepaid, certified or registered, first class as follows:

a.         to the Company:

FPIC Insurance Group, Inc.
Attention:  Chief Executive Officer
225 Water Street, Suite 1400
Jacksonville, Florida  32202

b.         to the Executive:

Charles Divita, III
549 S. Bridge Creek Drive
Jacksonville, Florida 32259

or to such other address as either party shall have previously specified in writing to the other.

11.           No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12.           Binding Agreement; Benefit and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Company (including any Person that shall be deemed to be the “Company” as provided in paragraph 9 above) and the Executive.  The Company shall require any Person that shall become deemed to be the “Company” as provided in paragraph 9 above (other than those that become so by operation of law) to expressly assume, in writing, all of the Company’s obligations to the Executive hereunder.  Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.  In the event that the Executive dies before all amounts payable under this Agreement have been paid, all remaining amounts shall be paid to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the Executive’s personal representative or estate.

13.           Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

15.           Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Florida without giving effect to the choice of law provisions in effect in such State.

16.           Effect of Section 409A.

It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Section 409A of the Code.  Notwithstanding any other provision of this Agreement, if the Executive is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service, then the payment of any amount under or pursuant to this Agreement that is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after his "separation from service" or, if earlier, his death as required by Section 409A(a)(2)(B)(i) of the Code (the "409A Deferral Period").

In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments that  would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  If the Executive incurs any interest or additional tax under Section 409A(a)(1)(B) of the Code with respect to amounts payable under this Agreement, the Company promptly at that time will pay the Executive an additional amount so that, after all taxes on such additional amount, he has an amount remaining equal to such interest or additional tax.  Such gross-up payment, however, shall be made in any event no later than the end of the Executive's taxable year next following his taxable year in which the related taxes, interest or penalties are remitted.

For purposes of this Agreement, a Termination of Employment shall not be deemed to exist unless the Executive has a "separation from service" within the meaning of Section 409A of the Code (generally, where it is reasonably anticipated that the level of services he will perform after that date, whether as an employee or independent contractor, will permanently decrease to no more than 20 percent of the average level of  services performed by him over the immediately preceding 36-month period).

All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than 2 ½ months after the end of the calendar year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

17.           Parachute Payments

If Independent Tax Counsel (as defined below) shall reasonably determine that the aggregate payments made to the Executive pursuant to this Agreement and any other payments to the Executive from the Company that constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code, then payments under this Agreement shall be reduced to the maximum amount Independent Tax Counsel reasonably determines would not trigger such excise tax.  The Executive shall be permitted to select the benefits to be reduced.  "Independent Tax Counsel" shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be reasonably acceptable to the Executive, and whose fees and disbursements shall be paid by the Company.

18.           In Kind Benefits.

Notwithstanding any other terms of this Agreement, if during the Coverage Period the Executive becomes entitled to receive benefits and the Company is unable to provide such benefits to the Executive at substantially the same cost it would incur were the Executive still employed by the Company (the “Benefit Cost”), the Company shall have the rights to pay the Executive the Benefit Cost of such benefits in lieu of providing such benefits to the Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FPIC INSURANCE GROUP, INC.

By:	/s/ John R. Byers
John R. Byers
President and Chief Executive Officer

/s/ Charles Divita III
Charles Divita III